Exhibit 10.16

FIRST MORTGAGE AND SECURITY AGREEMENT

George R. Chapdelaine, in his capacity as Trustee of BRA Nominee Trust under a declaration of trust dated January 23, 1991, recorded with the Suffolk County Registry of Deed in Book 16684, Page 20, and filed with the Suffolk Registry District of the Land Court as Document No. 472988 (“Mortgagor”), having an address c/o Boston Restaurant Associates, Inc., 999 Broadway, Suite 400, Saugus, Massachusetts 01906, for valuable consideration, grants with MORTGAGE COVENANTS to Commerce Bank & Trust Company, a Massachusetts trust company with offices at 390 Main Street, Worcester, Massachusetts 01608 (“Mortgagee”), the properties in Boston, Massachusetts, known as (i) Unit A in the 76-78 North Margin Street Condominium, 76-78 North Margin Street, (ii) Unit C in the 15 Thacher Street Condominium, 15 Thacher Street, and (iii) Unit 11½ in the 13 Thacher Street Condominium, 13 Thacher Street, all as more fully described in the documents attached to this mortgage as collective Exhibit A, together with all of Mortgagor’s rights and interests as a condominium unit owner in such properties (such units, rights, and interests being collectively identified in this mortgage as “the premises”).  In this mortgage and in the attached legal description each reference to the street name spelled in the preceding sentence as “Thacher” shall include the alternative spelling “Thatcher.”

This mortgage is given to secure the full and timely payment and performance of all indebtedness and obligations of Mortgagor to Mortgagee now existing or hereafter arising under the Loan Documents, as defined below, including without implied limitation (i) the indebtedness evidenced by Mortgagor’s note of even date in the face amount of $800,000 (“Note”) and (ii) Mortgagor’s obligations to Mortgagee under a certain Multi-Party Guaranty Agreement of even date among Mortgagor, Mortgagee, and other parties relating to obligations owed Mortgagee by Boston Restaurant Associates, Inc., in the amount of $1,500,000 (“Guaranty Agreement”).

In this mortgage the term “Loan Documents” includes not only the Note and the Guaranty Agreement but also (a) an assignment of even date by Mortgagor to Mortgagee of all leases and rents of the premises, (b) a Loan Agreement of even date among Mortgagor, Mortgagee, and Boston Restaurant Associates, Inc. (“Loan Agreement”), (c) all other agreements, assignments, grants, instruments, and other documents executed upon or after the date of this mortgage by Mortgagor for the benefit of Mortgagee in connection with the Guaranty Agreement, (d)  any future replacements or substitutions for any of the foregoing documents, and (e) any future renewals, restatements, amendments, modifications, supplementations, or extensions of any of the foregoing documents.

RECORD AND RETURN TO:

Dale R. Harger, Esq.

Mountain, Dearborn & Whiting LLP

370 Main Street

Worcester, MA 01608

For the same consideration and for the same purposes Mortgagor grants to Mortgagee a security interest in all Mortgagor’s fixtures (as defined under the Massachusetts Uniform Commercial Code) now or later situated on the premises, including without implied limitation those described on the document attached to this mortgage as Exhibit B (“personal property”).

For the same consideration and for the same purposes, Mortgagor grants to Mortgagee a security interest in all proceeds paid or payable for any loss or damage to the premises and/or the personal property, including without implied limitation any proceeds of casualty insurance, any awards for any taking by eminent domain, and any payments made in consideration of any conveyance in lieu of such a taking.

ARTICLE ONE

Covenants

In addition to, and not in limitation of, Mortgagor’s obligations under the statutory mortgage covenants given above, Mortgagor covenants and agrees with Mortgagee as follows.

1.             Performance of Obligations.  Mortgagor will comply promptly and fully with all provisions of the Loan Documents applicable to Mortgagor.

2.             Payment of Taxes, Liens, and Other Charges.

A.            Mortgagor will pay promptly all real estate taxes, betterment assessments, water rates, sewer charges, and other charges assessed or imposed by any governmental or quasi- governmental entity (collectively “Governmental Charges”) which are or might become a lien or charge upon all or any portion of the premises or the personal property, whether or not assessed against Mortgagor, provided that Mortgagor shall be entitled to contest in good faith any Governmental Charges by appropriate proceedings diligently and continuously prosecuted, provided that Mortgagor first pays the Governmental Charges or takes such other action as is necessary to prevent the imposition during such proceedings of a lien or charge for the Governmental Charges upon all or any portion of the premises or the personal property.  Any abatement or other reduction in the Governmental Charges as a result of such proceedings shall be, subject to the provisions of the Loan Documents, the property of Mortgagor.

B.            Mortgagor will pay promptly all federal, state, and other taxes of whatever kind and nature (except income taxes of Mortgagee) which could, if unpaid, result in a lien on the premises or the personal property, provided that Mortgagor shall be entitled to contest in good faith any such taxes by appropriate proceedings diligently and continuously prosecuted, provided that Mortgagor first pays such taxes or takes such other action as is necessary to prevent the imposition during such proceedings of a lien or charge for such taxes upon all or any portion of the premises or the personal property.  Any abatement or other reduction in such taxes as a result of such proceedings shall be, subject to the provisions of the Loan Documents, the property of Mortgagor.

C.            With respect to any uninsured claim against Mortgagor which is or might become a lien or charge upon all or any portion of the premises or the personal property,

including without implied limitation any claim which might give rise to a lien for materials or labor, Mortgagor either (1) shall contest such claim, provided that Mortgagor first takes such action as is necessary to prevent the imposition or achieve the immediate dissolution of any lien upon all or any part of the premises or the personal property, or (2) shall pay such claim before any lien attaches.

D.            Mortgagor shall notify Mortgagee in writing within ten (10) days after (i) Mortgagor has knowledge of any lien that arises upon the premises or the personal property or (ii) Mortgagor receives notice of any litigation, investigation, proceeding, or other activity which reasonably could be expected to give rise to such a lien.

3.             Escrow Account.

A.            If Mortgagee so requires in writing after an Event of Default (defined below), but not otherwise, Mortgagor will pay to Mortgagee monthly, on or before the first day of each month, one-twelfth (1/12) of the annual amount which Mortgagee estimates will be required to pay all Governmental Charges before they become past due.  Whenever Mortgagee determines that the sums accumulated under this paragraph are insufficient to meet the obligation for which such sums were paid, Mortgagor will pay Mortgagee, on demand, any amount required to satisfy the deficiency.  Such sums may be commingled with other assets of Mortgagee and may be invested by Mortgagee for its own account, without any obligation to pay income from such investment, or interest on such deposits, to Mortgagor, or to account of Mortgagor for such income.

B.            The obligation of Mortgagor to pay the Governmental Charges pursuant to Section 2A shall not be considered discharged by its compliance with Section 3A except to the extent that such obligations have been actually satisfied through the operation of Section 3A.

C.            On each occasion when real estate taxes become due with respect to the premises, Mortgagor shall furnish Mortgagee with receipted real estate tax bills for the premises within ten (10) days after the last date on which payment may be made without the taxing authority’s imposition of interest or penalties for non-payment.

4.             Insurance.

A.            Mortgagor shall obtain and keep in force (i) one or more policies of insurance insuring the premises and the personal property against loss or damage by fire and all of the risks covered by insurance of the type now known as “all risk coverage” in an amount not less than the actual full replacement cost of the premises and the personal property, with a so-called “Agreed Amount Endorsement”, and (ii) such other additional insurance coverage as from time to time may be requested reasonably by Mortgagee, all in such amounts and for such periods as Mortgagee reasonably requires from time to time.  All policies of insurance shall provide that any proceeds shall be first payable to Mortgagee, as its interest may appear, pursuant to an appropriate mortgagee endorsement.  All conditions of such insurance policies shall be subject to prior approval by Mortgagee, and Mortgagor shall perform all such conditions.  All such policies shall provide that such policies shall not be canceled or materially amended without at least thirty (30) days’ prior written notice to Mortgagee.  All insurers shall be licensed and qualified to do business in the state in which the premises are located, and all insurance policies (or certificates thereof) shall be deposited with Mortgagee.  Mortgagor shall deliver to Mortgagee new policies or certificates for any insurance about to expire at least ten (10) days before such expiration.

B.            In the event of the foreclosure of this mortgage or any other transfer of title to the premises or the personal property in extinction in whole or in part of the indebtedness secured by this mortgage, all right, title, and interest of Mortgagor in and to all such insurance policies shall pass to the transferee to secure the payment and performance of Mortgagor’s obligations.

C.            In case of any insured loss or claim, Mortgagor shall render promptly to the insurance company a statement in writing, in compliance with the terms of the policy, and shall give immediate notice to Mortgagee.  Mortgagee may, but shall not be obligated to, make a claim or proof of loss.  At its election Mortgagee may, after deducting from any insurance proceeds all of Mortgagee’s expenses incurred in good faith in collection of such proceeds, including reasonable attorneys’ fees, either (i) if an Event of Default has occurred and is continuing, apply such net proceeds to any amounts due Mortgagee under the Loan Documents (in which case Mortgagor shall waive any provisions of the insurance contract which would require rebuilding, even if such waiver reduces the insurance proceeds) or (ii) if no Event of Default has occurred and is then continuing, and if Mortgagor demonstrates to Mortgagee’s reasonable satisfaction that it is physically and economically practical to restore the premises to a condition that provides reasonable security to Mortgagee, and if the conditions set forth in the remainder of this Section 4C are satisfied, make the net proceeds of insurance available to Mortgagor to restore the premises and/or the personal property.  Such proceeds shall be paid out from time to time as the work of restoration progresses, upon such certificates of architects and/or other professionals as Mortgagee may require from time to time.  Mortgagee shall not, however, be required to release or pay any portion of such proceeds to Mortgagor unless (i) Mortgagor first deposits with Mortgagee any additional funds which, together with such proceeds, are necessary to cover the cost of restoration of the premises as an economically functional unit that provides reasonable security to Mortgagee, as established by the certificate of an architect or engineer employed by Mortgagee at Mortgagor’s expense, and (ii) such restoration is begun promptly and is diligently pursued to completion, all in accordance with plans and specifications submitted to and approved by Mortgagee.  Upon the failure of Mortgagor to comply with the requirements of the preceding sentence, Mortgagee may apply all proceeds (or remaining proceeds) to any amounts due Mortgagee under the Loan Documents.  Mortgagor shall reimburse Mortgagee for all costs and expenses, including reasonable professional fees and reasonable legal fees, incurred in good faith by Mortgagee in connection with the foregoing matters, such reimbursement to be made within ten (10) days after Mortgagee’s demand.   Notwithstanding the foregoing, if the net amount of insurance proceeds is less than $50,000 and if no Event of Default has occurred and is then continuing, then Mortgagee promptly shall pay such proceeds over to Mortgagor.

D.            Nothing in this Section 4 shall be deemed to relieve Mortgagor of its duty to maintain and repair the premises and the personal property and to restore the premises and to replace the personal property upon the occurrence of any material loss, damage, or destruction, regardless of whether sufficient insurance proceeds are available to Mortgagor.

5.             Care of Property.

A.            Mortgagor will make such repairs and replacements and take such other steps as may be necessary to keep and maintain the premises and the personal property in good repair, order, and condition.

B.            Except as otherwise expressly provided in this mortgage, no material part of the premises shall be removed, demolished, or altered substantially without the prior express written consent of Mortgagee, which shall not be unreasonably withheld or delayed.

C.            Mortgagor will comply in all material respects with all federal, state, and local laws, ordinances, and regulations relating to the premises and/or the personal property, provided that Mortgagor may contest its duty of compliance by any appropriate proceedings that effectively stay any enforcement action.

D.            Mortgagor will give prompt notice to Mortgagee of any damage to the premises or the personal property by fire or other casualty where the cost of repair exceeds $10,000.

E.             Mortgagor authorizes Mortgagee and its representatives to enter upon and inspect the premises and the personal property at any time during normal business hours after reasonable notice to Mortgagor.

F.             If all or any material part of the premises or the personal property shall be damaged by fire or other casualty, then Mortgagor promptly shall repair, replace, and/or restore the premises and the personal property, regardless of whether or not there are any insurance proceeds available.  If any material part of the premises or the personal property shall be physically damaged, removed, or made unavailable for use as a result of a taking or other condemnation, then subject to the provisions of Section 6 of this mortgage Mortgagor shall promptly restore, repair, and/or replace the remainder in a manner reasonably satisfactory to Mortgagee.

6.             Takings.  Mortgagee shall be entitled to receive all awards of damages for any taking, condemnation, or other action by any governmental or quasi-governmental entity or authority resulting in any loss or damage to any part of the premises or the personal property.  Provided no Event of Default has occurred and is then continuing, and provided Mortgagor satisfies all conditions set forth in this Section 6, then Mortgagee shall, after deducting from such awards all of Mortgagee’s expenses incurred in good faith in collection of such awards, including reasonable professional fees and reasonable attorneys’ fees, either (i) if Mortgagor demonstrates to Mortgagee’s satisfaction (a) that it is physically and economically practical to restore the premises, (b) that Mortgagor has ample funds to accomplish the restoration, and (c) that such restoration will leave the premises in a condition that provides reasonable security to Mortgagee, make the net proceeds of such awards available to Mortgagor for restoration, in which case such awards shall be paid out from time to time as the work of restoration progresses, upon Mortgagee’s receipt of such certificates of architects and/or other professionals as Mortgagee may require from time to time require, or (ii) otherwise, apply such net award to the indebtedness secured by this mortgage in such manner as Mortgagee may determine.  Mortgagor shall reimburse Mortgagee for all costs and expenses, including reasonable professional fees and reasonable legal fees, incurred in good faith by Mortgagee in connection with the foregoing matters, such reimbursement to be made within ten (10) days after Mortgagee’s demand.

7.             Subordination to Leases.  Mortgagee shall have the right, by the execution of suitable written agreements from time to time, to subordinate this mortgage to any lease or leases from time to time in force, and on the execution of any such instrument this mortgage shall be subordinate to the lease for which subordination is applicable with the same force and effect as if such lease had been executed and delivered, and a notice thereof recorded to the extent required to give notice to third persons, prior to the execution, delivery, and recording of this mortgage.  Nothing in this mortgage shall be construed to obligate Mortgagee to perform any of the duties of Mortgagor as lessor under any of the leases of the premises or to pay any sum of money required by the terms of such leases to be paid by Mortgagor, nor shall this Section 7 be interpreted to limit the generality of Section 11 of this mortgage.

8.             Expenses.  Within ten (10) days of Mortgagee’s demand, Mortgagor shall reimburse Mortgagee for all costs and expenses incurred by Mortgagee, including reasonable attorneys’ fees, in any action, proceeding, or dispute of any kind in which Mortgagee is made a party or appears as an intervenor or party plaintiff or defendant, affecting or relating to any of the Loan Documents, to Mortgagor, or to the premises and/or the personal property, including, without implied limitation, the foreclosure of this mortgage, any taking or other condemnation involving the premises, or any action to protect the security afforded Mortgagee by this mortgage.  Any such amounts paid by Mortgagee shall be added to the indebtedness secured by this mortgage and shall bear interest at the default rate provided in the Note.  In the event of redemption after foreclosure proceedings have been commenced, Mortgagee shall be entitled to recover all costs, charges, and expenses, including reasonable professional fees and reasonable attorneys’ fees, incurred up to the time of redemption.  In case of a foreclosure sale, Mortgagee shall be entitled to retain out of the monies arising from such sale all sums then secured by this mortgage, whether then or thereafter payable, including all costs, charges, or expenses, including reasonable professional fees and reasonable attorneys’ fees, incurred or sustained by Mortgagee by reason of any default in the performance or observance of any condition of this mortgage.

9.             Management and Other Agreements.  Without Mortgagee’s prior express written consent, which shall not be unreasonably withheld or delayed, Mortgagor shall not enter into (i) any agreement for management or maintenance of the premises for a term in excess of one year, or (ii) any agreement or obligation the benefit or burden of which may run with the land.

10.           Estoppel Certificates.  From time to time, Mortgagor and Mortgagee shall furnish, either on request of the other, signed written statements setting forth (i) the amount of unpaid principal and interest secured by this mortgage, (ii) whether or not any offsets or defenses exist against Mortgagee’s claims for such principal and interest, and (iii) the then state of facts relative to the condition of the premises and the personal property.

11.           Prohibition of Transfer.

A.            Prohibited transfers.  Unless expressly permitted under this Section 11, there shall occur no transfer, in any manner whatever, voluntarily or involuntarily, by operation of law or otherwise, of any part of the legal or equitable title to all or any portion of the premises or the personal property.  The transfers prohibited by the preceding sentence shall include, without implied limitation, (1) any sale of all or any portion of the premises and/or the personal property, and (2) the granting of any mortgage, security interest, lease (except in accordance with Section 11C), devise, gift, or easement.  Any such transfer made without Mortgagee’s prior express written consent shall constitute an Event of Default under this mortgage.

B.            Successors in interest.  Without notice to Mortgagor, Mortgagee may deal with Mortgagor’s successor or successors in interest with reference to the mortgage and the debt secured by this mortgage in the same manner as with Mortgagor, without in any way discharging Mortgagor’s liability or obligations with respect to this mortgage or such debt.

C.            Permitted transfers.  The provisions of Section 11A shall not prohibit (1) replacements of obsolete or worn-out portions of the personal property, (2) the leasing of the premises on commercially reasonable terms to affiliates of Mortgagor, provided that each such lease is junior to the lien of this mortgage, or (3) any of the following (“Permitted Liens”):

(i)            Liens to secure Governmental Charges in respect of obligations not overdue;

(ii)           Liens to secure claims for labor, material, or supplies in respect of obligations not overdue; and

(iii)          Liens securing (in the aggregate) less than $50,000 in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder and in respect of which the Mortgagor in good faith is prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review.

D.            Changes pertaining to Mortgagor.  Without limiting the generality of any other provision in this mortgage, Mortgagor warrants (1) that there will occur no amendment, restatement, or other change in the declaration of trust identified on the first page of this mortgage, (2) that at all times the entity which currently is the beneficiary of Mortgagor will remain the only beneficiary, (3) that such beneficiary of Mortgagor will not transfer or encumber voluntarily in any manner all or any part of its beneficial interest, and (4) that such beneficiary will not suffer any involuntary transfer or encumbrance of all or any part of its beneficial interest.

12.           Mortgagee’s Right to Cure.  Mortgagee shall be entitled, but not obligated, to cure any default of Mortgagor not cured by Mortgagor within any applicable grace period.  Mortgagee shall be reimbursed by Mortgagor for all costs, charges, and expenses, including without implied limitation reasonable professional fees and reasonable attorneys’ fees, incurred in connection therewith.  All sums for which Mortgagee may be entitled to reimbursement shall earn interest at the default rate set forth in the Note, shall be secured by the Loan Documents, and shall be payable on demand of Mortgagee.

13.           Other Mortgages.  If at any time the premises are encumbered by another mortgage, or by a security interest granted pursuant to a security agreement to which Mortgagee is not a party, then Mortgagor shall not modify, amend, or extend such prior mortgage or security agreement, or the debt or any obligation secured thereby, without the prior written consent of Mortgagee.  Mortgagor shall not accept or request any further advances secured by any such other mortgage or security agreement.  Mortgagor shall fulfill all its obligations under such other mortgage or security agreement, and upon any default thereunder Mortgagee shall be entitled but not obligated to cure said default and be reimbursed therefor, in the manner provided in Section 12 of this mortgage.

14.           Financial and Other Information.  From time to time on Mortgagee’s request Mortgagor promptly shall furnish Mortgagee with all financial and other information requested by Mortgagee in connection with the condition, profitability, and operation of the premises.

ARTICLE TWO

Rights of Mortgagee

In addition to, and not in limitation of, any other rights and remedies available to Mortgagee, Mortgagee shall have the following rights and remedies.

15.           Events of Default.  The term “Event of Default”, wherever used in this mortgage, shall mean any one or more of the following events:

(a)           Material breach by Mortgagor of any of Mortgagor’s covenants and agreements under Sections 11, 13, or 19 of this mortgage;

(b)           Any material breach or violation with respect to any representation, warranty, covenant, agreement, or other obligation arising under this mortgage (other than under Sections 11, 13, or 19 of this mortgage), where such breach or violation continues beyond the period, if any, specifically allowed Mortgagor under this mortgage for a cure, or if this mortgage allows no such specific period, then for more than thirty (30) days after written notice; provided, however, that (i) if such breach or violation cannot be cured within such specific period or such thirty (30) day period and (ii) if Mortgagor (A) commences a cure within the applicable period and (B) diligently and continuously prosecutes the cure to completion within sixty (60) days after its occurrence, then such breach or violation shall not constitute an Event of Default; but the cure periods described above shall not be construed to give Mortgagor any right to cure any default under any instrument other than this mortgage;

(c)           Any occurrence or circumstance that constitutes an “Event of Default” as defined in any of the Loan Documents;

(d)           The voluntary or involuntary imposition upon the premises or the personal property of any lien other than a Permitted Lien, provided that if such a lien is involuntary Mortgagor shall have thirty (30) days after learning of the lien in which to dissolve the lien; or

(e)           Any uninsured loss of or damage to a material portion of the premises and/or the personal property, if Mortgagee determines to its reasonable satisfaction that it is not feasible for Mortgagor promptly to restore the premises or the personal property to a condition which provides reasonable security to Mortgagee.

16.           Acceleration of Maturity.  If an Event of Default occurs, then at Mortgagee’s election the entire indebtedness secured by this mortgage shall become immediately due and payable without notice or demand.

17.           Mortgagee’s Power of Enforcement.  This mortgage is upon the STATUTORY CONDITION and upon the further condition that no Event of Default shall occur.  Upon the failure of either such condition, then Mortgagee (a) shall have, as to the premises and all of the personal property to which the statutory power of sale applies, the STATUTORY POWER OF SALE, (b) shall have, as to any portion of the personal property to which the statutory power of sale does not apply, all of the rights and remedies of a secured party under the Uniform Commercial Code of the state in which the premises are located, and (c) may take such other actions or proceedings as Mortgagee deems necessary or advisable to protect its interests under this mortgage.  All such rights and remedies may be exercised individually, sequentially, or in concert, all such rights and remedies being cumulative, the exercise of one not being deemed a waiver of any of the others or a cure of any default.  In exercising its powers of sale under this mortgage, Mortgagee may sell the premises and/or the personal property as a whole or in such separate parts as Mortgagee may in its discretion elect, Mortgagor hereby waiving, on behalf of itself and its successors and assigns, the application of any doctrine of marshaling.  If Mortgagee elects to sell the premises and/or the personal property in parts or parcels, the sales may be held from time to time, and Mortgagee’s powers of sale shall not be exhausted until all of the premises and the personal property shall have been sold.

18.           No Waiver or Release.  The failure or delay of Mortgagee to exercise any option, right, remedy, or election shall not be deemed to be a waiver.  No sale of all or any part of the premises or the personal property, no forbearance on the part of Mortgagee, no release or partial release thereof, no extension of the time for payment of all or any part of the indebtedness secured by this mortgage, and no other indulgence given by Mortgagee to Mortgagor (or to any other person obligated to Mortgagee under the Loan Documents) shall operate to release or otherwise affect either the lien of this mortgage or the original liability of Mortgagor, notice of all such forebearance, releases, extensions, and indulgences being hereby waived by Mortgagor.

ARTICLE THREE

Hazardous Materials

19.           Hazardous Materials

A.            Compliance with Superfund and Hazardous Waste Laws.  Mortgagor warrants and represents that to the best of Mortgagor’s knowledge, except to the extent disclosed in writing to Mortgagee before the signing of this mortgage, there are no “oil”, “hazardous materials”, “hazardous wastes”, or “hazardous substances” (collectively, “Materials”) as such terms are defined under Comprehensive Environmental Response, Compensation, and Liability

Act, 42 U.S.C. Section 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., as amended, and the regulations promulgated thereunder, and all applicable state and local laws, rules, and regulations, including, without limitation, Massachusetts General Laws, Chapters 21C and 21E (collectively, “Superfund and Hazardous Waste Laws”) in or on the premises, except those for which Mortgagee has given prior express written approval, and then only to the extent that the presence of the Materials is (i) properly licensed and approved by all appropriate governmental officials, (ii) in accordance with all applicable laws and regulations, and (iii) in compliance with any terms and conditions stated in the prior written approval issued by Mortgagee.  Mortgagor covenants to comply strictly with the requirements of the Superfund and Hazardous Waste Laws and to notify Mortgagee promptly of the presence of any Materials in or on the premises.  Mortgagor covenants to protect, indemnify, and hold Mortgagee harmless from and against all loss, cost, damage, and liability, including reasonable attorneys’ fees and costs of litigation, suffered or incurred by Mortgagee on account of the presence of Materials in or on the premises, including, without limitation, any such loss, cost, damage, or liability arising from a violation of any of the Superfund or Hazardous Waste Laws.

B.            Additional Events of Default.  The term “Event of Default” in this mortgage shall include the following events in addition to those identified elsewhere in this mortgage:

(1)           If Mortgagor fails to comply with any of the covenants and representations set forth in this Section 19;

(2)           If at any time any representation or warranty made by Mortgagor in this Section 19 shall be materially incorrect;

(3)           If any Materials are or become present in or on the premises, except those for which Mortgagee has given prior express written approval, and then only to the extent that the presence of the Materials is (i) properly licensed and approved by all appropriate governmental officials, (ii) in accordance with all applicable laws and regulations, and (iii) in compliance with any terms and conditions stated in the prior written approval issued by the Mortgagee;

(4)           If at any time there is a material release, discharge, deposit, injection, dumping, spilling, leaking, incineration, or placing of any Materials into or on the premises; or

(5)           If at any time the use, generation, treatment, storage, disposal, or treatment of any Materials on the premises is in violation of applicable laws and regulations.

C.            Cure by Mortgagor.  Notwithstanding the provisions of Section 19B, if Mortgagor (a) promptly gives Mortgagee notice of the presence of any Materials in or on the premises; (b) complies with any notice requirements imposed by any of the Superfund and Hazardous Waste Laws; (c) promptly commences to arrange for the cleanup of such Materials and/or the containment of Materials where there is a threat of release; (d) demonstrates to Mortgagee’s satisfaction that Mortgagor has the financial resources to perform the cleanup and/or containment; and (e) diligently and successfully pursues the cleanup and/or containment, as the case may be, through to completion, then Mortgagee agrees not to take any action to (i) cure Mortgagor’s default, (ii) prosecute foreclosure proceedings, (iii) accelerate payment under the Note, or (iv) avail itself of any other remedies, unless in Mortgagee’s good faith judgment the exercise of any such remedies is necessary to protect its security.

D.            Cure by Mortgagee.  At its election, in its sole discretion, and without notice, but subject to the foregoing Section 19C, Mortgagee may (but shall not be obligated to) cure any failure on the part of Mortgagor or any occupant of the premises to comply with the Superfund and Hazardous Waste Laws, including without implied limitation the following actions:

(1)           Arrange for the cleanup or containment of any Materials found in, on, or near the premises, and pay cleanup costs, containment costs, and other costs associated with the project, including without implied limitation any professional fees;

(2)           Pay on behalf of Mortgagor any fines or penalties imposed upon Mortgagor by any federal, state, or local governmental agency or authority; and

(3)           Make any other payment or perform another act which in Mortgagee’s judgment might prevent a lien from attaching to the premises or which might dissolve or reduce any lien already attached.

Any partial exercise by Mortgagee of the foregoing remedies or any partial undertaking on the part of Mortgagee to cure Mortgagor’s failure (or the failure of any occupant of the premises) to comply with the Superfund and Hazardous Waste Laws shall not obligate Mortgagee to complete the actions taken or to expend further sums to cure any such noncompliance; neither shall the exercise of any such remedies operate to place upon Mortgagee any responsibility for the operation, control, care, management, or repair of the premises, or make the Mortgagee the “operator” of the premises within the meaning of the Superfund and Hazardous Waste Laws.

Any amounts paid or costs incurred by Mortgagee as a result of any actions taken under this Section 19, together with interest at an annual rate equal to the rate then accruing on the Note, including any default rate, (i) shall be due and payable by Mortgagor to Mortgagee on demand and (ii) shall be added to and become a part of the indebtedness secured by this mortgage.  By making any such payment or incurring any such costs, Mortgagee shall be subrogated to any rights of Mortgagor, or those claiming under Mortgagor, to seek reimbursement from any third parties, including without implied limitation any predecessor in interest to Mortgagor’s title.

E.             Tenants’ Use of Materials.  In every lease or other agreement for the possession and use of all or any portion of the premises, Mortgagor shall include provisions satisfactory to Mortgagee which require the tenant (a) to covenant that the leased premises will not be used for the generation, storage, treatment, use, or disposal of Materials, (b) to covenant to deliver promptly to Mortgagor and to Mortgagee copies of any notices received by the tenant in connection with the presence (or alleged presence) of Materials in or upon the premises, (c) to allow both Mortgagee and Mortgagor periodically to inspect the leased premises and (d) to indemnify and hold harmless both Mortgagor and Mortgagee from and against all loss, liability, damage, and expense, including reasonable consultants’ and attorney’s fees, arising from the presence (or alleged presence) of Materials in or upon the premises.

F.             Studies and reports.  If an Event of Default is outstanding and if Mortgagee has notified Mortgagor of its intention to commence foreclosure, then Mortgagor shall permit Mortgagee’s agents and contractors to enter upon the premises after reasonable notice from time to time to test the premises for the presence of Materials.  The costs of such tests and all related fees and expenses incurred in good faith by Mortgagee shall be payable by Mortgagor on demand and to the extent permitted by law shall be recoverable from the proceeds of any foreclosure sale.

ARTICLE FOUR

Miscellaneous Provisions

20.           Notices.  All notices shall be in writing and shall be delivered to Mortgagor (a) at the address stated on the first page of this mortgage and (b) to the same address but in care of Boston Restaurant Associates, Inc., Attn: Controller, and to Mortgagee at 390 Main Street, Worcester, Massachusetts, Attention:  Commercial Loan Department, or to such other address as either party specifies in writing.  A notice may be given in any manner, but a notice shall take effect only upon (1) its actual delivery to the specified address or (2) the third business day after being sent by certified mail.  Copies shall be sent to counsel as follows, but failure to send a copy shall not invalidate the notice:

Mortgagor’s counsel	Mortgagee’s counsel
Andrew P. Strehle, Esq.	Dale R. Harger, Esq.
Brown Rudnick Berlack Israels LLP	Mountain, Dearborn & Whiting LLP
1 Financial Center	370 Main Street
Boston, MA 02111	Worcester, MA 01608

21.           Amendments.  This mortgage may not be amended, waived, or discharged orally, but only by an agreement in writing signed by both Mortgagor and Mortgagee.  No such amendment shall take effect until it is recorded in the appropriate registry of deeds or other appropriate office.

22.           Severability.  The invalidity of any provision of this mortgage, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision.

23.           Governing Law.  This mortgage shall be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

24.           Successors and Assigns.  This mortgage shall be binding upon and inure to the benefit of Mortgagee and its successors and assigns and Mortgagor and its successors and assigns.

25.           Entire agreement.  This mortgage states the parties’ entire agreement concerning its subject matter, superseding all prior agreements, representations, and understandings.

ARTICLE FIVE

Condominium Provisions

Mortgagor covenants and agrees with Mortgagee as follows concerning the “Condominiums,” as defined below.

26.           Definitions.

A.            “Condominiums” means collectively the three condominiums identified in the attached Exhibit A.

B.            “Condominium Documents” means collectively (i) the master deeds of the Condominiums, as amended, including all rules and regulations, as amended, and (ii) the declarations of trust recorded with such master deeds, including all amendments to such declarations of trust.

27.           Undertakings.  Mortgagor shall pay on a timely basis all fees and other charges assessed upon Mortgagor or the premises pursuant to the Condominium Documents.  Mortgagor shall perform and observe all of its other duties and obligations arising under the Condominium Documents.  Mortgagor shall notify Mortgagee promptly in writing after Mortgagor becomes aware of (a) any material casualty loss to the common property of any of the Condominiums or (b) any lapse of any casualty insurance on such common property.  Without Mortgagee’s prior express written consent, which shall not be unreasonably withheld or delayed, Mortgagor shall not approve or consent to (i) any material amendment of any of the Condominium Documents or (ii) any dissolution or termination of the legal status or legal existence of any of the Condominiums.

Signed and sealed April 14, 2005.

BRA Nominee Trust

By:
George R. Chapdelaine, Trustee

The Commonwealth of Massachusetts

Worcester, ss.	April 14, 2005

George R. Chapdelaine personally appeared before me in his capacity as Trustee of BRA Nominee Trust and acknowledged having signed the foregoing document in that capacity voluntarily for its stated purpose.  To identify the signatory I relied upon:

☐                                    a driver’s license or other state or federal government document bearing a photographic image.

☐                                    an oath or affirmation of a credible witness known to me who knows the signatory.

☐                                    my personal knowledge of the identity of the signatory.

Notary Public: Dale R. Harger
My commission expires: 10/23/09

EXHIBIT A

To Mortgage and Security Agreement

Granted to Commerce Bank & Trust Company

By George R. Chapdelaine, Trustee

of BRA Nominee Trust

EXHIBIT A

Parcel 1

The condominium unit (the “Unit”) known as and numbered Unit No. 11 ½ Thacher Street, Boston, Massachusetts in the 13 Thacher Street Condominium (the “Condominium”), a condominium situated at 11 ½ - 13 Thacher Street, Boston, Massachusetts.  The Condominium has been created by Master Deed dated December 30, 1987, and recorded with the Suffolk County Registry of Deeds in Book 14379, Page 146.

Together with an undivided 20.00 percent interest appertaining to said Unit in the common areas and facilities of said Condominium, and together with the rights and easements appurtenant to said Unit as set forth in the Master Deed, as the same may be amended from time to time.

Said Unit is subject to and with the benefit of the restrictions on use set forth in said Master Deed.

The Unit is conveyed subject to and with the benefit of a) the terms and provisions of said Master Deed; b) the Declaration of Trust of the 13 Thacher Street Condominium Trust dated December 30, 1987 and recorded with said Deeds in Book 14379, Page 173, including the By-Laws therein set forth, and any rules and regulations promulgated pursuant thereto; c) the provisions of Massachusetts General Laws Chapter 183A, relating to condominiums as that statue is written as of the date hereof, and as it may in the future be amended; and d) all rights, restrictions, easements and covenants of record.

Being the same premises conveyed by deed of Peter A. Modica individually and as Trustee of The Modica Realty Trust dated January 23, 1991 and recorded with Suffolk Registry of Deeds in Book 16715, Page 100.

Parcel 2

The condominium unit (the “Unit”) known as and numbered Unit No. C in the 15 Thacher Street Condominium (the “Condominium”), a condominium situated at 15 Thacher Street, Boston, Massachusetts.  The Condominium has been created by Master Deed dated December 30, 1987, and recorded with the Suffolk County Registry of Deeds in Book 14379, Page 82.

Together with an undivided 20.00 percent interest appertaining to said Unit in the common areas and facilities of said Condominium, and together with the rights and easements appurtenant to said Unit as set forth in the Master Deed, as the same may be amended from time to time.

Said Unit is subject to and with the benefit of the restrictions on use set forth in said Master Deed.

The Unit is conveyed subject to and with the benefit of a) the terms and provisions of said Master Deed; b) the Declaration of Trust of the 15 Thacher Street Condominium Trust dated December 30, 1987 and recorded with said Deeds in Book 14379, Page 109, including the By-Laws therein set forth, and any rules and regulations promulgated pursuant thereto; c) the provisions of Massachusetts General Laws Chapter 183A, relating to condominiums as that statue is written as of the date hereof, and as it may in the future be amended; and d) all rights, restrictions, easements and covenants of record.

Being the same premises conveyed by deed of Peter A. Modica individually and as Trustee of The Modica Realty Trust dated January 23, 1991 and recorded with Suffolk Registry of Deeds in Book 16715, Page 103.

Parcel 3

The condominium unit (the “Unit”) known as and numbered Unit No. A in the 76-78 North Margin Street Condominium (the “Condominium”), a condominium situated at 76-78 North Margin Street, Boston, Massachusetts.  The Condominium has been created by Master Deed dated April 2, 1987, and registered with the Suffolk County Registry District of the Land Court as Document No. 423339 on Certificate of Title No. 98197.

Together with an undivided 15.00 percent interest appertaining to said Unit in the common areas and facilities of said Condominium, and together with the rights and easements appurtenant to said Unit as set forth in the Master Deed, as the same may be amended from time to time, and indicated on Condominium Plan No. 1862-B together with undivided fractional interest in common areas.

Said Unit is subject to and with the benefit of the restrictions on use set forth in said Master Deed.

The Unit is conveyed subject to and with the benefit of a) the terms and provisions of said Master Deed; b) the Declaration of Trust of the 76-78 North Margin Street Condominium Trust dated April 28, 1987 and registered with said Registry District as Document No. 423342A, including By-Laws therein set forth, and any rules and regulations promulgated pursuant thereto; c) the provisions of Massachusetts General Laws Chapter 183A, relating to condominiums as that statute is written as of the date hereof, and as it may in the future be amended; and d) all rights, restrictions, easements and covenants of record.

Being the same premises conveyed by deed of Peter A. Modica individually and as Trustee of The Modica Realty Trust dated January 23, 1991 and registered with Suffolk Registry of Deeds of the Land Court as Document No. 472987.

EXHBIIT B

To Mortgage and Security Agreement

Granted to Commerce Bank & Trust Company

By George R. Chapdelaine, Trustee

of BRA Nominee Trust

Any and all (i) portable or sectional buildings; (ii) screens, awnings, screen doors, storm and other detachable windows and doors; (iii) window shades and blinds; (iv) garbage and trash incinerators and receptacles; (v) installed trees, shrubs, plants, fences, and gates; (vi) heating, lighting, incinerating, refrigerating, freezing, ventilating, air conditioning, air cooling, fire extinguishing, sprinkling, plumbing, cleaning, and power equipment and apparatus, including and without limitation boilers, tanks, furnaces, radiators, water heaters, air conditioners, and compressors; (vii) gas, water, and electrical equipment and apparatus; (viii) elevators, escalators, switchboards, engines, motors, tanks, pumps, partitions, conduits, and ducts; (ix) furniture, shelving, counters, scales and cabinets; (x) computers, cash registers and office equipment; (xi) construction equipment, materials, supplies, and tools; (xii) household or commercial appliances, cabinets, furnishings, carpeting, draperies and light fixtures; (xiii) cranes, elevators, and other devices used or usable for lifting and moving; and (xiv) wires, cables, switches, and other devices used or usable for communication and/or information transfer; all together with (xv) all parts, fittings, accessories, equipment, special tools, renewals, and replacements of all or any part thereof, and all other property of the same class whether now owned or hereafter acquired by Mortgagor.